Exhibit 10(f)(4)

LONG TERM PERFORMANCE SHARE AWARD AGREEMENT
PURSUANT TO THE
COMTECH TELECOMMUNICATIONS CORP.
2000 STOCK INCENTIVE PLAN

THIS LONG TERM PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”), made effective as of [GRANT DATE], by and between Comtech Telecommunications Corp. (the “Company”) and [PARTICIPANT NAME] (the “Participant”).

WHEREAS, the Board of Directors of the Company (the “Board”) adopted, and the stockholders of the Company approved, the Comtech Telecommunications Corp. 2000 Stock Incentive Plan (Amended and Restated Effective March 6, 2018) (as amended and/or restated from time to time, the “Plan”);

WHEREAS, pursuant to Section 3.3 of the Plan, the Committee appointed by the Company’s Board of Directors to administer the Plan (the “Committee”) has adopted the Guidelines for Deferrable Long Term Performance Shares Granted under the Plan, as amended and in effect at the date hereof (the “Guidelines”);

WHEREAS, the Company, through the Committee under the Plan, wishes to grant to the Participant a Performance Share Award under Article IX of the Plan that, following the achievement of the specified levels of performance, as set forth on the document titled “Performance Goals and Corresponding Earned Shares” attached hereto as Appendix A (the “Performance Goals”), and, subject to the Participant’s continuing service with the Company or an Affiliate through the Final Certification/Vesting Date (as defined below), may provide for the issuance of a number of shares of the Company’s Common Stock corresponding to the level of achievement of the Performance Goals (subject to accelerated earning, vesting and payment of such shares as specifically provided herein);

WHEREAS, the Performance Goals are intended to constitute “Performance Goals,” as set forth under the Plan; and

WHEREAS, such shares of Common Stock, when issued to the Participant, shall be subject to the terms of this Agreement.

NOW, THEREFORE, the Company and the Participant agree as follows

1. Grant of Performance Share Award.  Subject to the restrictions, terms and conditions of the Plan, the Guidelines and this Agreement, on [GRANT DATE] (the “Grant Date”) the Company awarded and granted to the Participant an award under Article IX of the Plan with the designated target number of [TARGET PERFORMANCE SHARES] Performance Shares (the “Target Performance Shares”), and providing to the Participant a conditional right to earn the Target Performance Shares, or a number of Performance Shares for each Applicable Performance Period (as defined below) ranging from 70% (at each applicable Threshold Performance level) to 200% (at each applicable Maximum Performance level) of the Target Performance Shares, by achievement of the designated levels of performance of each performance criteria as specified in the Performance Goals attached hereto as Appendix A, the earning of which would entitle the Participant to receive for each Performance Share earned, in accordance with Section 2 below, one share of Common Stock, subject to the provisions of Sections 3 and 4 below (the “Performance Share Award”).  The Performance Shares granted under the Performance Share Award are Deferrable Performance Shares under the Guidelines, and the payment of shares of Common Stock upon vesting of Earned Shares (as defined below) in accordance with the terms and conditions of this Agreement may be deferred by the Participant in accordance with Section 4.2 of the Guidelines.  If the Participant desires to defer the payment of Earned Shares, the Participant must complete an election form prescribed by the Committee and deliver it to the Company no later than six months before the end of the Performance Period (as defined in Section 2) or, if earlier, the date the number of Performance Shares to be earned has become readily ascertainable within the meaning of Treasury Regulation Section 1.409A-2(a)(8).

2.  Certification/Vesting Date.  Subject to the Participant’s not incurring a Termination of Employment prior to the Final Certification/Vesting Date (except as otherwise specifically set forth in this Agreement), upon the Committee determining and certifying the achievement of the applicable Performance Goals on each of the applicable Annual Certification Dates with respect to the performance period beginning on August 1, 2018 and ending on July 31, 2021 (the “Full Three-Year Performance Period”), the performance period commencing on August 1, 2018 and ending on July 31, 2019, or the performance period beginning on August 1, 2018 and ending on July 31, 2020 (each an “Applicable Performance Period”), the Participant shall have the right to receive one share of Common Stock for each Performance Share earned based on the level of attainment of the applicable Performance Goals for the Applicable Performance Period in accordance with Appendix A (“Earned Shares”) during the Applicable Performance Period, subject to the Participant meeting the service-based vesting requirements of Section 3.  The Committee shall certify the level of achievement of each of the Performance Goals no later than seventy-five (75) days following the end of the Applicable Performance Period (the date of each such certification the “Annual Certification Date”, and the date of the Annual Certification Date following the Full Three-Year Performance Period, the “Final Certification/Vesting Date”). If on the Final Certification/Vesting Date the Committee determines and certifies that the Performance Goal has not been achieved at the designated Threshold Performance level, then all of the remaining unearned Performance Shares subject to such Performance Goal shall be forfeited on the Final Certification/Vesting Date. If on the Final Certification/Vesting Date the Committee determines and certifies that the Performance Goal has been achieved at a level equal to or greater than the designated Threshold Performance level but less than the designated Target Performance level or the designated Maximum Performance level, then any Performance Shares subject to such Performance Goal in excess of the number of Earned Shares as determined in accordance with Appendix A shall be forfeited on the Final Certification/Vesting Date. In the event of achievement of a Performance Goal between performance levels, the number of Earned Shares will be determined based upon linear interpolation.

3.  Death or Disability/Change in Control before the Final Certification/Vesting Date; Effect of Terminations of Employment.

3.1.  Death, Disability and Termination of Employment.

(i)
In the event of the Participant’s death or Disability prior to the Final Certification/Vesting Date and prior to forfeiture of the Performance Shares, the Performance Goals for the Full Three-Year Performance Period shall be deemed to be satisfied at a level equal to the greater of the designated Target Performance level or the Projected Performance Level (as defined in Appendix A) as of the date of such death or Disability, and the resulting number of Earned Shares less any Earned Shares earned for a prior completed Applicable Performance Period (if any), together with the number of Earned Shares earned for any prior completed Applicable Performance Period shall become fully vested and shall (subject to Plan Section 17.13) be distributed to the Participant or his or her beneficiary within sixty (60) days following the end of the fiscal quarter in which the Participant’s death or Disability occurs.  The term “Disability” shall have the meaning as set forth in Plan Section 2.14 treating the Performance Shares as being subject to Code Section 409A, provided that a “Disability” shall be deemed to have occurred only if it qualifies as a disability within the meaning of Treasury Regulation Section 1.409A-1(e)(1).

(ii)
In the event of the Participant’s Termination of Employment without Cause (and other than due to death or Disability) on a date that is both prior to the Final Certification/Vesting Date and prior to a 409A Change in Control occurring, the Participant shall earn for each Applicable Performance Period not completed on the date of the Termination of Employment a number of Earned Shares (which shall not be less than zero) in an amount equal to: (I) the product of (x) the number of Performance Shares the Participant would have earned based on the projected achievement of each of the Performance Goals for the Applicable Performance Period which shall be calculated utilizing the actual achievement of the applicable portion of the Performance Goals and assuming the same level of performance through the end of the Applicable Performance Period, measured on the last day of the fiscal quarter in which the Termination of Employment without Cause occurs, times (y) a fraction, the numerator of which is the number of days during the Applicable Performance Period in which the Participant was employed, and the denominator of which is the number of days in the Applicable Performance Period; less (II) any Earned Shares earned for any previously completed Applicable Performance Periods. The resulting number of Earned Shares (if any) plus the Earned Shares previously earned for previously completed Applicable Performance Periods (if any), shall become fully vested and shall (subject to Plan Section 17.13) be distributed to the Participant (i) with respect to the previously Earned Shares described in clause (II) above, within sixty (60) days following the Participant’s Termination of Employment without Cause and (ii) with respect to the remaining Earned Shares, within sixty (60) days following the end of the fiscal quarter in which the Participant’s Termination of Employment without Cause occurs.

(iii)
In the event of any Termination of Employment (other than a Termination of Employment without Cause or due to death or after Disability) prior to the Final Certification/Vesting Date, except as otherwise provided in Section 3.2 (with respect to Alternative Performance Shares following a 409A Change in Control), all Performance Shares, including any Earned Shares, shall be forfeited on the date of such Termination of Employment.

3.2.   409A Change in Control.  In the event of a 409A Change in Control prior to the Final Certification/Vesting Date, no acceleration of earning or vesting shall occur with respect to the Performance Shares solely due to such event if the Committee has reasonably determined in good faith, prior to the Assumption Deadline (as defined below), that the Performance Shares shall be honored or assumed, or new awards substituted therefor (each such honored, assumed or substituted Performance Share hereinafter called an “Alternative Performance Share”), by Participant's employer (or the parent or a subsidiary of such employer) by the Assumption Deadline, provided that such Alternative Performance Shares must meet the following criteria:

(i)
Each Alternative Performance Share must be based on stock which is traded on an established securities market, or which will be so traded within thirty (30) days after the 409A Change in Control, or provide for a cash payment not less than the cash value of the Performance Share based on the highest consideration per share received by a holder of Common Stock in the transaction or series of transactions that gave rise to the 409A Change in Control;

(ii)	The Alternative Performance Shares must provide such Participant with rights, terms,

conditions and entitlements substantially equivalent to or better than the rights, terms, conditions and entitlements applicable under the Performance Shares, including, but not limited to, an identical or better vesting schedule than applied prior to the 409A Change in Control;

(iii)The Alternative Performance Share must have economic value substantially equivalent to the value of each Performance Share (such equivalent values to be determined as of the time of the 409A Change in Control);

(iv)
In furtherance of clause (ii) above, the performance goal applicable to the Alternative Performance Shares (the “Alternative Performance Goal”) and the corresponding level at which Alternative Performance Shares shall be earned must be determined by the Committee to be not less probable of being achieved than the Performance Goal immediately prior to the 409A Change in Control (assuming the 409A Change in Control had not occurred and assuming that the Company had incurred no expense in connection with the 409A Change in Control);

(v)	The Alternate Performance Shares must be structured in a manner intended to comply with Section 409A of the Code to avoid any adverse tax consequences thereunder, to the extent applicable; and

(vi)
The Alternative Performance Shares shall provide that, in the event that, within two years following the 409A Change in Control and prior to the Final Certification/Vesting Date, either the Participant has a Termination of Employment by his or her employer other than for Cause (with the result that immediately thereafter the Participant is not employed by such employer or its parent or other affiliates or that the Alternative Performance Shares otherwise would be forfeited under their terms but for this provision), or if the Participant would be paid a CIC Payment under Section 3(b)(i) of the Company’s Change-in-Control Agreement upon a Termination of Employment by the Participant for “Good Reason” (however designated), or under any other agreement with the employer or its parent or other affiliates and Participant effects a Termination of Employment for such Good Reason, then the Alternative Performance Goal for the Full Three-Year Performance Period shall be deemed to be satisfied at the Maximum Performance level as of the date of such Termination of Employment, and the resulting number of earned Alternative Performance Shares less any Performance Shares previously earned for a completed Applicable Performance Period, which together with Performance Shares previously earned for previously completed Applicable Performance Periods (if any) shall be the resulting Earned Shares (or awarded cash), shall become fully vested and shall be distributed to the Participant within five (5)business days thereafter.

(vii)
Any changes after the 409A Change in Control to the businesses the performance of which is measured under the Alternative Performance Goal, including but not limited to asset sales or dispositions, reorganizations, restructurings, acquisitions, or discontinuations of operations, that will or could have an adverse effect on the performance criteria under the Alternative Performance Goal during the Full Three-Year Performance Period shall be accompanied by adjustments to the Alternative Performance Goal so that such changes do not reduce the probability of the Performance Goal being achieved at the level that would have been obtained in the absence of such changes.

If the foregoing conditions are not met by the Assumption Deadline (as defined below) (with reasonable provision made for compliance with those conditions to be performed after the

Assumption Deadline), the Performance Goal shall be deemed to be satisfied at a level equal to the greater of the designated Target Performance level or the Projected Performance Level (as defined in Appendix A) as of the date of such 409A Change in Control, and the resulting number of earned Performance Shares, which shall be the resulting Earned Shares, shall become fully vested as of the 409A Change in Control (including in the case of a Participant whose employment terminated between the time of the 409A Change in Control and the Assumption Deadline) and shall (subject to Plan Section 17.13) be distributed to the Participant within sixty (60) days following the end of the fiscal quarter in which the 409A Change in Control occurs. For purposes of this Section 3.2, the “Assumption Deadline” shall be the date of the 409A Change in Control if the Company had at least twenty (20) days’ advance notice that the 409A Change in Control was anticipated to occur, and otherwise the Assumption Deadline shall be the date ten (10) business days after the 409A Change in Control.

The provisions of this Agreement supersede Plan Section 14.1(a).

4.  Vesting and Distribution of Earned Shares. Subject to Sections 3 and 5, Earned Shares shall vest and become payable at the Final Certification/Vesting Date if the Participant has not incurred a Termination of Employment prior to the Final Certification/Vesting Date. Vested Earned Shares shall be distributed to the Participant on the Final Certification/Vesting Date; provided, that in the event the Participant has made a valid deferral election in accordance with Section 4.2 of the Guidelines the vested Earned Shares shall be distributed to the Participant in accordance with such deferral election and the Guidelines (a “Deferral Election”).

Except as otherwise provided herein, there shall be no proportionate or partial vesting in the periods prior to the Final Certification/Vesting Date and all vesting shall occur only on the Final Certification/Vesting Date.

5. Dividend Equivalents. In the event that the Company declares and pays ordinary cash dividends on its outstanding Common Stock the record date for which is on or after the Grant Date and on or before the date of distribution of Earned Shares (including during any period of deferral at the election of the Participant), the Participant shall be credited, as of the dividend payment date, for each Performance Share that is potentially earnable under this Agreement, a cash amount equivalent to the cash amount paid at that date on one share of Common Stock, under Plan Section 9.2(d). Such credited cash amount of dividend equivalents shall be earned and vested if and only if the related Performance Share becomes earned and vested (i.e., it is forfeitable to the same extent as the related Performance Share). No interest will be credited on accrued dividend equivalents. Dividend equivalents will be distributable at such time as the Earned Shares resulting from the earning and vesting of the Performance Shares to which the dividend equivalents relate are distributed; provided, however, that the Company may withhold cash dividend equivalents to satisfy then applicable tax withholding obligations relating to Earned Shares (to minimize the number of Earned Shares being withheld to satisfy tax obligations) under Section 12.

6.  Detrimental Activity.  In the event the Participant engages in Detrimental Activity prior to, or during the one (1) year period following the earlier of the Participant’s Termination of Employment or the Final Certification/Vesting Date, the Committee may direct (at any time within one year thereafter) that all Performance Shares shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to the gain realized at the time of vesting of any Earned Shares.

7.  Restrictions on Transfer.  The Participant shall not sell, negotiate, transfer, pledge, hypothecate, assign, encumber, anticipate or otherwise dispose of the Performance Share Award or

Performance Shares, and such Performance Share Award and Performance Shares shall not be subject to attachment or garnishment by creditors of Participant or Participant’s beneficiaries (if any), except as specifically permitted by the Plan and this Agreement, and only to the extent permitted under Code Section 409A.  Any attempted Transfer in violation of this Agreement and the Plan shall be void and of no effect.

8.  Issuance Restrictions.  The Company is not obligated to issue any securities if, in the opinion of counsel for the Company, the issuance of such Common Stock shall constitute a violation by the Participant or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.

9.  Securities Representations.  The shares of Common Stock will be issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant.  The Participant acknowledges, represents and warrants that:

9.1.  The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this section;

9.2.  The Common Stock must be held indefinitely by the Participant unless (i) an exemption from the registration requirements of the Securities Act is available for the resale of such Common Stock or (ii) the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the resale of such Common Stock and the Company is under no obligation to continue in effect a Form S-8 Registration Statement or to otherwise register the resale of the Common Stock (or to file a “re-offer prospectus”);

9.3. The exemption from registration under Rule 144 will not be available under current law unless (i) a public trading market then exists for the Common Stock, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with and that any sale of the Common Stock may be made only in limited amounts in accordance with such terms and conditions.

10.  Not an Employment Agreement.  Neither the execution of this Agreement nor the issuance of the Performance Share Award or the Common Stock hereunder constitute an agreement by the Company to employ or to continue to employ the Participant during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which any shares of Common Stock are outstanding.

11.  Power of Attorney.  The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of Common Stock and property provided for herein, and the Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof.  Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.

12.  Withholding.  The Participant acknowledges that the Participant is solely responsible for all applicable foreign, federal, state, and local taxes with respect to the Performance Share Award and the payments thereunder; provided, however, that at any time the Company is required or permitted to withhold any such taxes (including, without limitation, any employment taxes), the Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local or foreign taxes that the Company is required or permitted to withhold at any time, including, if then permitted by the Company, by electing to reduce the number of shares of Common Stock otherwise then deliverable to the Participant under this Agreement.  Unless the Participant has informed the Company of the Participant’s intent to make alternate arrangements to satisfy the Participant’s withholding obligations satisfactory to the Company within either sixty (60) days in advance of the applicable tax date or at a time when the participant is not otherwise precluded from trading Common Stock under the Company’s insider trading policies (unless otherwise determined by the Company) and relevant amounts are actually paid, the Company or one of its Affiliates shall have the automatic right to withhold such taxes from any amounts payable to the Participant (including salary, wages and other compensation), including, but not limited to, the right to withhold shares of Common Stock otherwise deliverable to the Participant under this Agreement. The Company will withhold taxes (e.g., federal, state and local taxes, including payroll taxes) in an amount at least equal to the statutory minimum taxes required to be withheld; provided, however, at the Participant’s advance election the participant may request the Company withhold additional amounts up to the Participant’s maximum individual tax rate in each relevant jurisdiction applicable to the Participant at such time of withholding, so long as the withholdings do not result in this Performance Share Award being classified as a liability-based award in accordance with applicable accounting standards.

13.  Miscellaneous.

13.1.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees.  The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any affiliate by which the Participant is employed to expressly assume and agree in writing to perform this Agreement.  Notwithstanding the foregoing, the Participant may not assign this Agreement other than with respect to shares of Common Stock Transferred in compliance with the terms hereof.

13.2.  This award of the Performance Share Award and the issuance of Common Stock thereunder shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.  Performance Shares and Earned Shares shall be subject to adjustment in accordance with Section 4.2(b) of the Plan, including during any period in which payment of the Award is deferred at the election of Participant.  For clarity, ordinary dividends on Common Stock will not trigger adjustments to Performance Shares and Earned Shares, and any adjustments to Performance Shares and Earned Shares shall take into account dividend equivalents credited thereon under Section 5.

13.3.  The Participant agrees that the award of the Performance Share Award under this Agreement and the issuance of Common Stock thereunder is special incentive compensation and that the Performance Share Award (even if treated as compensation for tax purposes) will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.

13.4.  No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

13.5.  The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

13.6.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

13.7.  All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice.  Notices to the Company shall be addressed to the Compensation Committee of the Board.

13.8.  This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware without reference to rules relating to conflicts of law.

13.9.  The right to receive each payment of Earned Shares shall be treated as a separate award for purposes of Section 409A of the Code.

14.  Rights as a Stockholder.  The Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Performance Share Award unless and until the Participant has become the holder of record of the shares of Common Stock.

15.  Provisions of Plan Control.  This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time.  The Plan is incorporated herein by reference.  A copy of the Plan has been delivered to the Participant.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.  Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant.

16.  Agreement and Grant Not Effective Unless Accepted. By signing below the Participant agrees (i) to enter into this Agreement, and (ii) to the terms and conditions of the Agreement. Until the Participant signs below and the Agreement is countersigned by the Company, this Performance Share Award shall not be effective and, if the Participant does not sign below and return to the Company within 14 days from the date the Agreement is made available to the Participant, this

Performance Share Award shall be null and void.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMTECH TELECOMMUNICATIONS CORP.
Employee’s Signature
Social Security No.
By:
Home Address:			Authorized Officer
Street

City State Zip Code

APPENDIX A

LONG TERM PERFORMANCE SHARE AWARD AGREEMENT
Performance Goal and Corresponding Earned Shares
Under the Comtech Telecommunications Corp.
2000 Stock Incentive Plan, as Amended and Restated March 6, 2018

Fiscal 2019 - 2021 Performance Period

The Participant shall earn Performance Shares in accordance with the provisions set forth below, with any earned Performance Shares constituting Earned Shares under the Participant’s Long Term Performance Share Award Agreement of which this Appendix is a part (the “Performance Share Agreement”). Capitalized terms in this Appendix shall have the meanings as defined in the Performance Share Agreement.

Participant’s Target Performance Shares will be allocated to the Performance Goals (as defined below) as follows:
(i)    GAAP Shares. 50% of the Participant’s Target Performance Shares will be allocated to the Company’s achievement of GAAP Revenue (as defined below) (“GAAP Shares”); and
(ii)    EBITDA Shares. 50% of the Participant’s Target Performance Shares will be allocated to the Company’s achievement of Adjusted EBITDA (as defined below) (“EBITDA Shares”).

The number of Performance Shares earned by Participant for the Full Three-Year Performance Period shall be determined as of July 31, 2021 as follows:

•
The GAAP Shares may be earned based on the Company’s cumulative GAAP revenues in fiscal 2019 -2021 as reflected in the Company’s annual financial statement for the Applicable Performance Period (“GAAP Revenue”);and

•
The EBITDA Shares may be earned based on the Company’s cumulative adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”, as defined below and together with GAAP Revenue, the “Performance Goals”) for fiscal 2019 -2021;

determined based on the following grid (in thousands):

Performance Criteria for Full Three-Year Performance Period	Threshold (000s)	Target (000s)	Maximum (000s)
Fiscal 2019 - 2021 GAAP Revenue	$[•]	$[•]	$[•]
Fiscal 2019 - 2021 Adjusted EBITDA	$[•]	$[•]	$[•]

Notwithstanding the foregoing, the earning of the Performance Shares shall accelerate (reducing the number of unearned Performance Shares) prior to the end of the Full Three-Year Performance Period determined as of July 31, 2019 and July 31, 2020, respectively, as follows:

33% of the GAAP Shares and 33% of the EBITDA Shares shall be subject to accelerated earning based on the following grid (in thousands):

Performance Criteria for First Applicable Performance Period	Threshold (000s)	Target (000s)	Maximum (000s)
Fiscal 2019 GAAP Revenue	$[•]	$[•]	$[•]
Fiscal 2019 Adjusted EBITDA	$[•]	$[•]	$[•]

Up to a total of 66% of the GAAP Shares and up to a total of 66% of the EBITDA Shares shall be subject to accelerated earning based on the following grid (in thousands):

Performance Criteria for Second Applicable Performance Period	Threshold (000s)	Target (000s)	Maximum (000s)
Fiscal 2019-2020 GAAP Revenue	$[•]	$[•]	$[•]
Fiscal 2019-2020 Adjusted EBITDA	$[•]	$[•]	$[•]

Participant shall earn 70% of the applicable percentage of eligible Target Performance Shares for “Threshold Performance,” 100% of the applicable percentage of eligible Target Performance Shares for “Target Performance,” and 200% of the applicable percentage of eligible Target Performance Shares for “Maximum Performance.” In the event of achievement of a Performance Goal between performance levels, the number of Earned Shares will be determined based upon linear interpolation.

For purposes of the Performance Shares, “Adjusted EBITDA” shall be calculated as earnings before interest, income taxes, depreciation and amortization of intangibles, stock-based compensation, costs associated with exit or disposal activities under FASB ASC Topic 420, impairment loss on goodwill or long-lived intangibles under FASB ASC Topics 350 and 360, expenses relating to a potential or actual Change in Control (as defined in Section 14.2 of the 2000 Plan), including expenses associated with an actual or potential proxy contest, expenses in connection with a potential or actual purchase business combination, including the write-off of purchased in-process research and development under FASB ASC Topic 805, or other related accounting literature, expenses associated with termination of employees under FASB ASC Topics 420, 712, or 715, or other related accounting literature, any adjustment to income before provision of income taxes as required by adoption of a new accounting standard, and any extraordinary item. Adjusted EBITDA shall be calculated in a manner consistent with the adjusted EBITDA non-GAAP operating metric used by management in assessing the Company's operating results.

In connection with the death or Disability of the Participant or 409A Change in Control of the Company during the Full Three-Year Performance Period, the Committee shall (if required by the Performance Share Agreement) calculate a “Projected Performance Level” as the level of performance that would have been achieved over the Full Three-Year Performance Period if the rate of performance of each performance criteria from the beginning of the Full Three-Year Performance Period through the end of the fiscal quarter in which the Participant’s death or Disability or the 409A Change in Control occurred had been sustained through the remaining fiscal quarters of the Full Three-Year Performance Period. If such death or Disability of the Participant or 409A Change in Control occurs after the Full Three-Year Performance Period but prior to the Final Certification/Vesting Date, the Projected Performance Level shall be the actual performance level achieved for the Full Three-Year Performance Period.

Determinations of the Committee regarding the level of achievement of the GAAP Revenue goals and the Adjusted EBITDA goals, and the resulting Performance Shares earned, and related matters, will be final and binding on the Participant.